NEWS RELEASE
CONTACTS:
John S. Ippolito, Chief Executive Officer
281-419-3742 / jippolito@1Epic.com

Mike Kinney, Chief Financial Officer
281-419-3742 / mkinney@1Epic.com

EPIC ENERGY RESOURCES ANNOUNCES
CHANGES TO ITS BOARD OF DIRECTORS

May 3, 2010 — Houston, TX — Epic Energy Resources, Inc. (OTCBB: EPCC) (“Epic” or “the Company”) announced today that Mr. John Otto has resigned as a Director of the Company and that the Board has appointed Mr. Jack W. Schanck to fill the vacancy.  Alan Carnrite, the Company’s Chairman stated, “On behalf of the Board and the Company, we want to thank John for his dedication, service and contribution to the Board and the Company and wish him all the best.”

Mr. Schanck has over 20 years of oil and gas industry experience.  Since 2006, he has been a managing partner and CEO for Tecton Energy a privately held investment energy company headquartered in Houston, Texas.  Since 2008, Mr. Schanck has been a board member of Penn West Energy Trust, an open-ended energy investment trust headquartered in Calgary, Canada (NYSE: “PWE”). From 1999 to 2005, Mr. Schanck served as Co-CEO for Samson Investment Company, the 4th largest US based oil and gas company based in Tulsa, Oklahoma. Prior to joining Samson, he held positions with Spirit Energy 76 and Unocal Oil & Gas Operations, both located in Sugar Land, Texas.   Mr. Carnrite stated, “Jack provides the Company with a wide breadth of experience in the energy industry. The Board looks forward to working with Jack to help guide the Company through this challenging environment.”

About Epic Energy Resources Inc

Epic Energy Resources, Inc. is a Houston based integrated energy services company.  Epic provides business and operations consulting; engineering, procurement, and construction management; production operations & maintenance; specialized training, operating manuals, data management and data integration focused primarily on the upstream, midstream and downstream energy infrastructure.  Epic is headquartered at 1450 Lake Robbins Drive, Suite 160, The Woodlands, Texas 77380. Office - 281-419-3742, www.1Epic.com.

Forward Looking Statements

Certain statements included in this release constitute forward-looking statements.  These forward-looking statements are based on management’s belief and assumptions derived from currently available information.  Although Epic Energy Resources (“Epic”) believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from forward-looking statements expressed or implied herein as a result of a variety of factors including, but not limited to: a decline in the price of, or demand for, oil and gas, demand for Epic’s services, loss or unavailability of key personnel, inability to recruit or retain personnel, competition for customers and contracts, various potential losses associated with fixed-price contracts, general economic conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in Epic’s SEC filings.  Epic does not undertake any obligation to publicly update forward-looking statements contained herein to reflect subsequent events or circumstances.

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